Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Cohen & Steers ETF Trust of our report dated May 22, 2025, relating to the financial statements and financial highlights of Cohen & Steers Real Estate Active ETF, Cohen & Steers Preferred and Income Opportunities Active ETF and Cohen & Steers Natural Resources Active ETF, which appear in Cohen & Steers ETF Trust’s Certified Shareholder Report on Form N-CSR for the period ended March 31, 2025. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 28, 2025